Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Record Fourth Quarter and Full Year 2024 Financial Results

Full Year 2024 Highlights

■	Record full year net income of $88.5 million, or $121.02 per share, up from $116.61 per share from the prior year; resulting in an increase of 3.78%;
■	Record fourth quarter net income of $21.8 million, or $31.11 per share; up from $21.4 million, or $28.55 per share in the fourth quarter 2023;
■	Net interest margin of 4.05%; loan yield of 6.08% and cost of average total deposits of 1.35%;
■	Effective management of operating expenses with an efficiency ratio of 46.24%;
■	Achieved return on average assets of 1.64% and return on average equity of 15.49%;
■	Total assets at year-end grew slightly to $5.37 billion from $5.31 billion;
■	Loans and leases held for investment and total deposits both grew modestly during 2024; year-end balances were $3.69 billion and $4.70 billion, respectively;
■
Strong liquidity position with $212.6 million in cash, $1.2 billion in investment securities of which $464.4 million are available-for-sale and a borrowing capacity of $2.1 billion with no outstanding borrowings as of December 31, 2024;

■
Strong capital position with a total risk-based capital ratio of 14.51%, common equity tier 1 ratio of 13.02%, tier 1 leverage ratio of 10.95% and a tangible common equity ratio of 10.46%; all increases from the prior year-end;

■	Credit quality remains strong with net charge-offs for the year of $0.7 million; $0.9 million of non-performing loans or leases at year-end; and a total allowance for credit losses of 2.11%.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported full-year 2024 net income of $88.5 million, or $121.02 per diluted common share, compared to full-year 2023 net income of $88.3 million, or $116.61 per diluted common share. For the year ended December 31, 2024, return on average assets was 1.64% and return on average equity was 15.49%.

Ex. 99

CEO Commentary

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President, and Chief Executive Officer, stated, “After being named the #1 performing bank in 2022 and #2 performing bank in 2023 by Bank Director Magazine, we are pleased to announce another record setting year with record net income of $88.5 million and earnings per diluted share of $121.02, up 3.78% from 2023.  We are proud of our ability to grow deposits year-over-year, without the use of brokered deposits, despite a decrease in interest rates beginning in September and continued competition in attracting deposits. We generated modest loan growth over the past year as we continued to serve the needs of our customers while maintaining a disciplined credit culture. Our modest growth in loans was part of our strategy during 2024 as we managed our duration risk given the inverted yield curve throughout most of the year. As a result, we focused our loan growth on variable rate loans and fixed rate loans under five years as rates on the longer end of the yield curve did not offer attractive loan pricing. The Company’s strong client base and deposit franchise allowed us to reduce our cost of total average deposits in the second half of the year, resulting in a cost of average total deposits for the year of 1.35%. This combined with an increase in our average loan yield from 5.84% to 6.08% enabled us to achieve a net interest margin of 4.05% for the year-ended December 31, 2024.”

Mr. Steinwert continued, “Our strategy of focusing on our client relationships, steady disciplined growth, together with an emphasis on efficiency and profitability continues to drive our performance. Our net income and earnings per share have increased in each of the last seven years and in the last five years earnings per share have grown from $74.03 in 2020 to $121.02 in 2024, an increase of 63.5%. Our Company remains in excellent financial condition and is well positioned to meet any challenges ahead as we have for the past 108 years.”

Earnings

Net interest income for the year ended December 31, 2024 was $206.7 million, a decrease of $8.7 million, or 4.04%, when compared with $215.4 million for the year ended December 31, 2023 as the increase in interest expense outpaced the increase in interest income given the interest rate environment.

Ex. 99
The Company’s net interest margin decreased to 4.05% in 2024, but remains one of the strongest in the industry. The decrease was primarily due to an increase in interest expense from $37.5 million to $63.4 million in 2024 as the average cost of total deposits increased from 0.80% in 2023 to 1.35% in 2024 and average total deposits increased from $4.66 billion for 2023 to $4.70 billion in 2024. The increase in interest expense was partially offset by an increase in loan and lease interest and fee income from $204.5 million in 2023 to $223.3 million in 2024 as the average loan yield increased from 5.84% in 2023 to 6.08% in 2024 and average loan and lease balances increased from $3.50 billion in 2023 to $3.67 billion in 2024.

Non-interest income increased $5.8 million from $14.9 million in 2023 to $20.7 million in 2024 as a result of the Company recording a reduction of $8.9 million in net losses on the sale of investment securities as the net loss on the sale of securities in 2023 was $8.2 million compared to a $0.7 million net gain in 2024, offset by a reduction of a $4.3 million non-taxable death benefit gain on bank-owned life insurance during 2023 which was zero in 2024.

Non-interest expense increased $0.8 million from $104.3 million in 2023 to $105.1 million in 2024 primarily from an increase in total employee compensation and benefits of $1.9 million, an increase in professional services of $1.3 million, an increase in data processing of $0.8 million and an increase in occupancy of $0.3 million, all of which was partially offset by a decrease in other non-interest expense of $3.5 million. The Company’s expense efficiency ratio increased to 46.24% from 45.31% in 2023 as the reduction in revenue outpaced the slight increase in operating expenses.

Balance Sheet

Total assets grew to $5.37 billion as of December 31, 2024 compared to $5.31 billion as of December 31, 2023. Total cash and cash equivalents decreased $198.1 million from $410.6 million as of December 31, 2023 to $212.6 million as of December 31, 2024 as the Company used the cash balances to fund loan and lease growth and purchase available-for-sale securities. Total loans and leases increased $23.7 million from $3.65 billion as of December 31, 2023 to $3.68 billion as of December 31, 2024. Total investments increased $233.7 million from $1.0 billion as of December 31, 2023 to $1.2 billion as of December 31, 2024. Total deposits at December 31, 2024 were $4.70 billion, an increase of $31.0 million or 0.67%, compared with $4.67 billion at December 31, 2023. Total demand deposits were $2.40 billion at December 31, 2024, compared with $2.42 billion for the same period a year earlier.  At December 31, 2024, total demand deposits comprised 51.08% of total deposits. The Company continues to operate with no brokered deposits due to a concerted focus on growing and fostering new customer deposit relationships.

Ex. 99
Credit Quality

Loans and leases held for investment grew $23.7 million, or 0.65% to $3.68 billion at December 31, 2024, compared with $3.65 billion at December 31, 2023.

Non-performing loans or leases were $0.9 million at December 31, 2024 compared to zero at December 31, 2023. Non-performing loans and leases to total loans and leases were 0.03% at December 31, 2024 compared to zero as of December 31, 2023. Other real estate owned assets totaled $0.8 million at December 31, 2024 and were unchanged from the prior year. Non-performing assets to total assets were 0.03% at December 31, 2024, compared with 0.02% at December 31, 2023.

The Company recorded net charge-offs of $0.7 million in 2024 compared to net recoveries of $0.3 million in 2023. No provision for credit losses was recorded in 2024, compared to a total provision of $9.4 million in 2023, comprised of $7.8 million for the provision for credit losses on loans and leases and $1.6 million for the provision for credit losses on unfunded commitments. The allowance for credit losses on loans and leases increased by $0.3 million to $75.3 million, or 2.04% of total loans and leases at December 31, 2024 compared with $75.0 million or 2.05% as of December 31, 2023. The allowance for credit losses on loans and leases and unfunded commitments totaled $78.0 million or 2.11% as of December 31, 2024 compared to $78.7 million or 2.15% as of December 31, 2023.

Capital

The Company’s and Bank’s regulatory capital ratios remain strong and meet the highest possible regulatory classification of “well-capitalized”. At December 31, 2024, the Company’s preliminary total risk-based capital ratio was 14.51%, the common equity tier 1 capital ratio was 13.02% and the tier 1 leverage capital ratio was 10.95% an increase from 13.78%, 12.30% and 10.38% as of December 31, 2023, respectively.  At December 31, 2024, the tangible common equity ratio was 10.46% an increase of 33 basis points from 10.13% at December 31, 2023. Tangible book value per share increased to $800.52 per share at December 31, 2024, up 11.64% compared with $717.05 at December 31, 2023.

During 2024, the Company repurchased a total of 48,173 shares or approximately 6.44% of the total shares outstanding as of December 31, 2023. The Company repurchased a total of 9,936 shares or $10.1 million under the $25.0 million share repurchase program authorized in November 2023 which was cancelled on September 10, 2024. On September 10, 2024, the Company authorized a new share repurchase program for $55.0 million and has purchased 38,237 shares or $35.1 million as of December 31, 2024, leaving approximately $19.9 million remaining under the current share repurchase program which expires on December 31, 2026.

Ex. 99
About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 33 convenient locations. F&M Bank is financially strong, with $5.4 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 34 consecutive years, longer than any other commercial bank in the State of California.

Farmers & Merchants Bancorp has paid dividends for 89 consecutive years and has increased dividends for 59 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 56 publicly traded companies referred to as “Dividend Kings,” and is ranked 17th in that group based on consecutive years of dividend increases. A “Dividend King” is a stock with 50 or more consecutive years of dividend increase.

In August 2024, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #2 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2023. In August 2023, the Bank was named by Bank Director’s Magazine as the #1 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022.

In April 2024, F&M Bank was ranked 6th on Forbes Magazine’s list of "America’s Best Banks" in 2023. Forbes’ annual “America’s Best Banks” list looks at ten metrics measuring growth, credit quality, profitability, and capital for the 2023 calendar year, as well as stock performance in the 12 months through March 18, 2024.

In December 2023, F&M Bank was ranked 4th on S&P Global Market Intelligence's “Top 50 List of Best-Performing Community Banks” in the US with assets between $3.0 billion and $10.0 billion for 2023. S&P Global Market Intelligence ranks financial institutions based on several key factors including financial returns, growth, and balance sheet risk profile.

In October, 2021, F&M Bank was named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

Ex. 99
F&M Bank is the 15th largest bank lender to agriculture in the United States. F&M Bank operates in the mid-Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding over 108 years ago.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their last Community Reinvestment Act (“CRA”) evaluation.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions, inflation, recessions, natural disasters, pandemics, geopolitical risks, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Ex. 99
FINANCIAL HIGHLIGHTS

	For the Year-Ended
(dollars in thousands, except per share amounts)	December 31, 2024	December 31, 2023
Earnings and Profitability:
Interest income	$271,977	$253,754
Interest expense	65,301	38,369
Net interest income	206,676	215,385
Provision for credit losses	-	9,407
Noninterest income	20,700	14,914
Noninterest expense	105,132	104,339
Income before taxes	122,244	116,553
Income tax expense	33,787	28,239
Net income	$88,457	$88,314

Diluted earnings per share	$121.02	$116.61
Return on average assets	1.64%	1.68%
Return on average equity	15.49%	17.05%

Loan yield	6.08%	5.84%
Cost of average total deposits - core deposits	1.35%	0.80%
Net interest margin - tax equivalent	4.05%	4.30%
Effective tax rate	27.64%	24.23%
Efficiency ratio	46.24%	45.31%
Book value per share	$818.91	$735.00

Balance Sheet:
Total assets	$5,370,196	$5,308,928
Cash and cash equivalents	212,563	410,642
of which held at Fed	141,505	338,375
Total securities	1,233,857	1,000,200
of which available-for-sale	464,414	182,512
of which held-to-maturity	769,443	817,688
Gross loans and leases	3,690,221	3,665,397
Allowance for credit losses - loans and leases	75,283	74,965
Total deposits	4,699,139	4,668,095
Borrowings	-	-
Subordinated debentures	10,310	10,310
Total shareholders' equity	$573,072	$549,755

Loan-to-deposit ratio	78.53%	78.52%
Percentage of checking deposits to total deposits	51.08%	51.76%

Capital ratios (Bancorp) (1)
Common equity tier 1 capital to risk-weighted assets	13.02%	12.30%
Tier 1 capital to risk-weighted assets	13.25%	12.53%
Risk-based capital to risk-weighted assets	14.51%	13.78%
Tier 1 leverage capital ratio	10.95%	10.38%
Tangible common equity ratio (2)	10.46%	10.13%

(1) Capital information is preliminary for December 31, 2024
(2) Non-GAAP measurement

Non-GAAP measurement reconciliation:

(Dollars in thousands)	December 31, 2024	December 31, 2023

Shareholders' equity	$573,072	$549,755
Less: Intangible assets	12,870	13,419
Tangible common equity	$560,202	$536,336

Total assets	$5,370,196	$5,308,928
Less: Intangible assets	12,870	13,419
Tangible assets	$5,357,326	$5,295,509

Tangible common equity ratio(1)	10.46%	10.13%

(1)   Tangible common equity divided by tangible assets